Exhibit 10.4

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) made as of the 13th day of July, 2005, among AVISTA ENERGY, INC., a Washington corporation, and AVISTA ENERGY CANADA LTD., a corporation of the province of Alberta, Canada (each a “Borrower” and collectively, the “Borrowers”), BNP PARIBAS (“BNP Paribas”), individually and as administrative agent, collateral agent and an issuing bank, FORTIS CAPITAL CORP. (“Fortis”), individually and as documentation agent and an issuing bank, and NATEXIS BANQUES POPULAIRES (“Natexis”, and together with BNP Paribas and Fortis, the “Banks”).

WHEREAS, the Borrowers and the Banks entered into a Third Amended and Restated Credit Agreement effective as of July 25, 2003, as amended by a First Amendment to Third Amended and Restated Credit Agreement dated as of July 23, 2004 (as amended, the “Credit Agreement”);

WHEREAS, the Borrowers have requested that the Banks increase the total Line Portions to $145,000,000.00, extend the Expiration Date contained in the Credit Agreement, and make certain additional changes to the Credit Agreement, and the Banks are willing to do so subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. All capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed to them in the Credit Agreement. Unless otherwise specified, all section references herein refer to sections of the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

2.1 Section 1.01 - Definitions

(a) Definition of “Borrowing Base Cap.”

(i) Substitute “$145,000,000.00” for $110,000,000.00” in paragraph (a).

(ii) Substitute “plus” for “less” in paragraph (c)(vii).

(iii) Add paragraph (c)(viii) as follows:

“(viii) the percentage of the Co-Borrowers’ aggregate In-the-Money Positions by counterparty according to the following grid:

Advance Rate	Remaining Time to Settlement Under Position (In terms of full calendar months after the calendar month in which the Borrowing Base Cap is being determined)
70%	up to 6 months
50%	7 to 12 months
0%	over 12 months

in all cases, however, net of the following and subject to the following limitations:

(I) net of remaining forward out-of-the-money positions and accounts payable and other obligations of a Co-Borrower to the counterparty and net of purchases contracted for but not yet invoiced, as such amounts may be adjusted to account for the effective amount of posted cash and Letter of Credit support to each specific counterparty; and

(II) net of 50% of any Posted Collateral received in form of cash from counterparties; and

(III) with respect to each counterparty, under no event will the Co-Borrowers’ aggregate In-the-Money Positions with such counterparty exceed 15% of the net in-the-money forward positions with all counterparties unless pre-approved by all the Banks in their sole discretion, or secured by letters of credit in form acceptable to all the Banks in their sole discretion and issued by banks approved by all the Banks in their sole discretion; and

(IV) under no event will the aggregate amount included pursuant to this paragraph (viii) exceed any amount determined by the following grid:

Line Utilization as of the Date of the Last Delivered Borrowing Base Report	Maximum Included Amount
(A) up to $100,000,000	$20,000,000, and
(B) $100,000,000 to $145,000,000	$25,000,000, less”

(iv) Change the following paragraph designations:

From	to
(c) (viii)	(c) (ix)
(c) (ix)	(c) (x)
(c) (x)	(c) (xi)
(c) (xi)	(c) (xii)

(v) Substitute “(c)(viii)” for “(c)(vii)” in the sentence beginning “In no event shall any amounts . . .”

(b) Definition of “Borrowing Base Line.” Substitute “$145,000,000.00” for “$110,000,000.00” each time the latter figure appears.

(c) Definition of “Dollar Advance.” The definition of “Dollar Advance” is amended to read as follows:

“‘Dollar Advance’ means any advance under the Borrowing Base Line other than an Overdraft Advance or a Daylight Overdraft. A Dollar Advance may be made in Dollars or Canadian dollars.”

(d) Definition of “Dollar Advance Sub-limit.” Amend the definition of “Dollar Advance Sub-limit” in its entirety to read as follows

“‘Dollar Advance Sub-limit’ means a limitation upon Dollar Advances under the Borrowing Base Line determined as follows:

Elected Line Cap	Dollar Advance Sub-limit	Dollar Advance Sub-sub-limit for Dollar Advances in Canadian Dollars*
Up to $110,000,000.00	$30,000,000.00	$24,000,000.00
In excess of $110,000,000.00 up to $145,000,000.00	$50,000,000.00”	$40,000,000.00

* A sub-limit of the Dollar Advance Sub-limit

(e) Definition of “Effective Amount.” The definition of “Effective Amount” is amended to read as follows:

“Effective Amount” means (a) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. In determining the Effective Amount of any Dollar Advance or Letter of Credit that is denominated in Canadian dollars, Administrative Agent may at any time determine the Dollar Equivalent of such Dollar Advance or Letter of Credit and if Administrative Agent determines that the Dollar Equivalent is in excess of the U.S. Dollar amounts shown on Administrative Agent’s books and records at such time, Administrative Agent may advise the Co-Borrowers. In such event, the Effective Amount of such Dollar Advance or Letter of Credit shall be deemed to be the Dollar Equivalent amount and Administrative Agent shall record and reflect such revised amount on its books and records. Such Dollar Equivalent amount shall be used in applying all Caps and Sub-limits under this Agreement.”

(f) Definition of “Elected Line Cap.” Amend the definition of “Elected Line Cap” in its entirety to read as follows:

“‘Elected Line Cap’ means the amount which the Co-Borrowers may elect for purposes of determining availability under the Borrowing Base line from time to time or at any time, but no more frequently than six (6) times per calendar year, initially $110,000,000.00 which amount may be $60,000,000.00, $80,000,000.00, $100,000,000.00, $110,000,000.00, $135,000,000.00 or $145,000,000.00. The Elected Line Cap shall continue in effect until again changed by Co-Borrowers in accordance with this Agreement or until automatically reduced as hereinafter set forth. Notwithstanding the foregoing, the Co-Borrowers may not elect an Elected Line Cap unless Co-Borrowers’ Net Working Capital and Net Worth at the time of election are greater than, or equal to, the amounts specified below:

(a) If the Co-Borrowers elect $60,000,000.00, their Net Working Capital must be at least $20,700,000.00 and their Net Worth must be at least $130,000,000.00; or

(b) If the Co-Borrowers elect $80,000,000.00, their Net Working Capital must be at least $23,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(c) If the Co-Borrowers elect $100,000,000.00, their Net Working Capital must be at least $27,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(d) If the Co-Borrowers elect $110,000,000.00, their Net Working Capital must be at least $29,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(e) If the Co-Borrowers elect $135,000,000.00, their Net Working Capital must be at least $34,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(f) If the Co-Borrowers elect $145,000,000.00, their Net Working Capital must be at least $36,000,000.00 and their Net Worth must be at least $130,000,000.00; or

The Co-Borrowers shall elect which Elected Line Cap is in effect from time to time by delivering to the Administrative Agent a written notice of such election in the form of Exhibit G which is attached hereto. In the event that after the Co-Borrowers make an Elected Line Cap election, the Co-Borrowers’ Net Working Capital or Net Worth as reflected on a Compliance Certificate delivered to the Administrative Agent are not in compliance with the requirements set forth above, the Elected Line Cap shall be automatically reduced to the appropriate level set forth above to cause compliance with the requirements set forth above, provided that if the Co-Borrowers fail to qualify for (b) through (f) above, then the Elected Line Cap shall be $60,000,000.00. Such reduction shall take place upon Banks’ approval of such Compliance Certificate or notice of election. Until such time as the Co-Borrowers elect a different Elected Line Cap, the Elected Line Cap shall remain unchanged unless the Co-Borrowers fail to comply with the requirements set forth above.”

(g) Definition of “Expiration Date.” Substitute “July 12, 2007” for “July 22, 2005” in clause (a) of the definition of “Expiration Date.”

(h) Definition of “Facility Amount.” Substitute “$145,000,000.00” for “$110,000,000.00” in the definition of “Facility Amount.”

(i) Definition of “Guaranty.” The definition of “Guaranty” is amended to read as follows:

“‘Guaranty’ means a guaranty agreement in form and substance acceptable to Administrative Agent and the Banks, which has been executed by a Guarantor and delivered to Administrative Agent for the ratable benefit of the Banks and the Swap Banks.”

(j) Definition of “In-the-Money Positions.” Add the following definition of “In-the-Money Positions:”

“‘In-the-Money Positions’ means the Co-Borrowers’ net in-the-money forward positions with counterparties; provided, however, that net in-the-money forward positions with a counterparty in excess of $750,000 (a) would constitute an Eligible Account in respect of the obligation of such counterparty if all amounts reflected in such in-the-money forward positions were due and payable presently, if all requirements to constitute Eligible Accounts have been fulfilled to the satisfaction of all of the Banks and if all of the Banks have granted all necessary pre-approvals and approvals to constitute Eligible Accounts, and (b) (i) shall be pre-approved by all the Banks in their sole discretion or (ii) secured by letters of credit in form acceptable to all the Banks in their sole discretion and issued by banks approved by all the Banks in their sole discretion.”

(k) Definition of “L/C Sub-limit.” Substitute “$50,000,000.00” for “$30,000,000.00” in the definition of “L/C Sub-limit.”

(l) Definition of “Maturity Date.” Substitute “July 10, 2009” for “July 23, 2007” in the definition of “Maturity Date.”

(m) Definition of “Security Agreements.” The definition of “Security Agreements” is amended to read as follows:

“‘Security Agreements’ means security agreements, in form and substance acceptable to Administrative Agent and the Banks, duly executed by each of the Co-Borrowers and delivered to Administrative Agent granting to the Collateral Agent for the ratable benefit of the Banks and the Swap Banks, a first prior security interest in and Lien upon the Collateral.”

(n) Definition of “Swap Banks.” The definition of “Swap Banks” is amended to read as follows:

“‘Swap Banks’ means BNP Paribas, Fortis, Natexis and their respective Affiliates in their capacity as a party to a Swap Contract.”

2.2 Section 2.03 – Procedure for Borrowing.

(a) Section 2.03(a) is amended by adding the following sentence at the end of such Section:

“Each Notice of Borrowing for a Dollar Advance shall specify whether such advance is to be made in Dollars or Canadian dollars, and if such Notice of Borrowing requests a Base Rate Loan to be made in Canadian dollars, such Notice of Borrowing must be received by the Administrative Agent prior to 1:00 p.m. (New York City time) two (2) Business Days prior to the requested Borrowing Date.”

(b) Section 2.03(c) is amended by adding the following sentence at the end of such Section:

“If a Dollar Advance is made in Canadian dollars, each Bank will make available to the Administrative Agent its Pro Rata Share of such advance in Canadian dollars.”

2.3 Section 2.07 – Repayment. Section 2.07 is amended by adding the following sentence at the end of such Section:

“Each Dollar Advance made in Canadian dollars shall be repaid by the Co-Borrowers in Canadian dollars.”

2.4 Section 2.08 – Interest. Section 2.08 is amended by adding subsection 2.08(f) as follows:

“(f) Notwithstanding any other provision in this Section 2.08, each Dollar Advance that is made in Canadian dollars shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the following:

(i) the Base Rate plus 1.50%. For purposes of Dollar Advances in Canadian dollars, the ‘Base Rate’ shall mean the BNP Paribas cost of funds for Canadian dollars, or

(ii) the Eurodollar Rate plus 1.50%. For purposes of Dollar Advances in Canadian dollars, the ‘Eurodollar Rate’ shall be calculated in the same manner as for Dollars, except that the term ‘Dollars’ in the definition of ‘Eurodollar Rate’ shall refer to Canadian dollars.

Except as provided above, the provisions in this Agreement relating to the election, calculation and payment of interest shall apply to Dollar Advances made in Canadian dollars.”

2.5 Section 2.14 – Payments from Guarantors and Liquidation of Collateral. Section 2.14 is amended to read as follows:

“2.14 Payments from Guarantors and Liquidation of Collateral. Notwithstanding anything to the contrary contained herein, in the event that a Default has occurred and is continuing and repayment is made to the Banks and the Swap Banks by the Guarantors or made pursuant to a liquidation of Collateral, whether by setoff or otherwise, such repayment shall be shared by the Banks and the Swap Banks on the basis of each Bank’s then existing Adjusted Pro Rata Share rather than each Bank’s Pro Rata Share. If Required Banks declare a Default or Event of Default, the Swap Banks upon vote of the Required Banks immediately shall terminate all Swap Contracts. Following such termination or termination of all Swap Contracts by the Swap Banks on their own initiative, no distribution shall be made to the Banks before establishing the Adjusted Pro Rata Shares of all the Banks taking into account the Obligations to the Swap Banks under the Swap Contracts, including Obligations arising as a result of such termination. If the Required Banks do not vote to cause the termination of the Swap Contracts, after all such repayments are made to the Banks by the Guarantors or made pursuant to such liquidation of Collateral, the total amount received by any Bank from all such payments or repayments following such declaration of a Default exceeds such Bank’s Aggregate Credit Exposure Percentage of all such payments or repayments, then the Banks shall purchase participations in each other’s Obligations so that after giving effect to such purchases of participations, each Bank shall have received its Aggregate Credit Exposure Percentage of all such payments or repayments.”

2.6 Section 7.02(b) – Certificates; Other Information. The proviso beginning on line six of Section 7.02(b) is amended to read as follows:

“provided, that upon the occurrence and during the continuation of the amount of the difference between (i) the sum of the amounts listed in subsection (b) of the definition of “Borrowing Base Cap” and (ii) total outstandings under the Borrowing Base Line being less than $25,000,000, a Borrowing Base Report shall be required weekly, on Wednesday of each week as of Friday of the preceding week and on the 6th calendar day of each month as of the last calendar day of the preceding month, in each case executed by a Responsible Officer of the Co-Borrowers (provided (i) the Administrative Agent may, in its sole discretion or at the request of any Bank, waive the requirement that a Borrowing Base Report be furnished on a weekly basis or reinstate such requirement following a waiver thereof, (ii) the Co-Borrowers shall have no duty to deliver two Borrowing Base Reports in the same calendar week and if as a result of month end two such reports would be due during the same calendar week, the Co-Borrowers shall not be required to deliver a weekly report for the last Friday of such month, and (iii) the Co-Borrowers shall have no duty to deliver a Borrowing Base Report if on the reporting date under this subsection (b) there has been no utilization of the Borrowing Base Line).”

2.7 Section 8.11 – Value at Risk of Open Positions. Section 8.11 is amended as follows:

Subsection (a): Substitute “$6,900,000.00” for “$5,200,000.00”.

Subsection (b): Substitute “$6,000,000.00” for “$4,500,000.00”.

Subsection (c): Substitute “$4,800,000.00” for “$3,600,000.00”.

2.8 Section 8.12(a) – Consolidated Financial Covenants. Section 8.12(a) is amended to substitute “$20,700,000.00” for “$15,600,000.00”.

2.9 Section 8.15(d) – Loans and Investments. Section 8.15 is amended as follows:

(a) Add paragraph (d)(i) as follows:

“(i) The long-term indebtedness of Avista Corporation is rated at least BB+ or the equivalent thereof by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or Ba1 or the equivalent thereof by Moody’s Investors Services, Inc.

(b) Change the following paragraph designations:

From	to
(d) (i)	(d) (ii)
(d) (ii)	(d) (iii)
(d) (iii)	(d) (iv)
(d) (v)	(d) (vi)

2.10 Section 9.01 – Event of Default. Section 9.01 is amended as follows:

(a) Subsection (l): Substitute “$150,000,000.00” for “$160,000,000.00.”

(b) Subsection (n): Deleted in its entirety.

2.11 Section 10.12 – Swap Banks. Section 10.12 is added to the Credit Agreement as follows:

“10.12 Swap Banks. To the extent any Affiliate of a Bank is a party to a Swap Contract with the Co-Borrowers and thereby becomes a beneficiary of the Liens pursuant to the Security Agreements, such Affiliate of a Bank shall be deemed to appoint the Collateral Agent its nominee and agent, to act for and on behalf of such Affiliate in connection with the Security Agreements and the Collateral and to be bound by the terms of this Article X.”

2.12 Schedules.

(a) Schedule 2.01 (Line Portions) to the Credit Agreement is deleted and replaced with Schedule 2.01 attached hereto.

(b) Schedule 6.05 (Litigation) to the Credit Agreement is deleted and replaced with Schedule 6.05 attached hereto.

(c) Schedule 8.01 (Permitted Indebtedness and Liens) to the Credit Agreement is deleted and replaced with Schedule 8.01 attached hereto.

(d) Schedule 8.06 (Contingent Obligations) to the Credit Agreement is deleted and replaced with Schedule 8.06 attached hereto.

(e) Schedule 8.09 (Lines of Business, Trading Strategies, Policies and Procedures) to the Credit Agreement is deleted and replaced with Schedule 8.09 attached hereto.

2.13 Exhibits.

(a) Exhibit E (Form of Borrowing Base Report) to the Credit Agreement is deleted and replaced with Exhibit E attached hereto.

(b) Exhibit H (Volumetric Limits):

(i) substitute “36 months” for “24 months” each time the latter appears in Exhibit H;

(ii) revise the 7th box from the top of Exhibit H to read as follows:

“Net Open Power Positions collectively at all Hubs over next 36 months	200 aMW over 36 months (5.3 million MWh)”

3. Effectiveness of Amendment. This Amendment shall be effective upon receipt by the Banks of:

(a) An executed copy of this Amendment;

(b) A Confirmation of Guaranty, in the form attached hereto, signed by each of the Guarantors;

(c) An executed copy of the Amendment of Security Agreements;

(d) An executed copy of promissory notes issued to each of the Banks;

(e) Payment of all fees owing to the Banks, pursuant to the fee letters from Borrowers to each of the Banks executed in connection herewith;

(f) Resolutions from each of the Borrowers and each of the Guarantors, in form and substance satisfactory to the Banks, authorizing the execution and delivery of and performance under this Amendment and any documents or agreements entered into in connection therewith; and

(g) Such other documents and instruments as any Bank may reasonably request to reflect the changes set forth in this Amendment.

4. Ratifications, Representations and Warranties.

(a) The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Borrowers and the Banks agree that the Credit Agreement and the Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

(b) To induce the Banks to enter into this Amendment, each Borrower ratifies and confirms each representation and warranty set forth in the Credit Agreement as if such representations and warranties were made on the even date herewith, and further represents and warrants (i) that there has occurred since the date of the last financial statements delivered to the Banks no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) that no Event of Default exists on the date hereof, and (iii) that each Borrower is fully authorized to enter into this Amendment.

5. Benefits. This Amendment shall be binding upon and inure to the benefit of each Bank and each Borrower, and their respective successors and assigns; provided, however, that neither Borrower may, without the prior written consent of the Banks, assign any rights, powers, duties or obligations under this Amendment, the Credit Agreement, the Security Agreements or any of the other Loan Documents.

6. Construction. This Amendment shall be governed by and construed in accordance with the laws (without reference to principles of conflicts of laws) of the State of New York, provided that the Banks shall retain all rights arising under federal law.

7. Invalid Provisions. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

8. Entire Agreement. The Credit Agreement, as amended by this Amendment, along with the other Loan Documents, contain the entire agreement among the parties regarding the subject matter hereof and supersede all prior written and oral agreements and understandings among the parties hereto regarding same.

9. Reference to Credit Agreement. The Credit Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement or the other Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement, as amended hereby.

10. Counterparts. This Amendment may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same agreement.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVISTA ENERGY, INC.,
a Washington corporation

By:	/s/ Dennis P. Vermillion
Name:	Dennis P. Vermillion
Title:	President & COO

AVISTA ENERGY CANADA LTD.,
a corporation of the province of
Alberta, Canada

By:	/s/ Dennis P. Vermillion
Name:	Dennis P. Vermillion
Title:	President & COO

Borrowers’ Address:

201 W. North River Drive

Suite 610

Spokane, Washington 99201

Attention:       Dennis Vermillion

Telephone:     (509) 688-6000

Facsimile:        (509) 688-6154

E-mail: dennis.vermillion@avistaenergy.com

BNP PARIBAS,
as Administrative Agent, Collateral Agent, an Issuing Bank, and a Bank

By:	/s/ Jordan Nenoff
Name:	Jordan Nenoff
Title:	Vice President

By:	/s/ Richard J. Wernli
Name:	Richard J. Wernli
Title:	Director

787 Seventh Avenue New York, NY 10019
Attention:	Jordan Nenoff
Phone:	212-841-2575
Fax:	212-841-2536
E-mail: Jordan.nenoff@ americas.bnpparibas.com

FORTIS CAPITAL CORP.,
as Documentation Agent, an Issuing Bank, and a Bank

By:	/s/ Irene C. Rummel
Name:	Irene C. Rummel
Title:	Senior Vice President

By:	/s/ Leonard Russo
Name:	Leonard Russo
Title:	Director

15455 North Central Parkway Suite 1400 Addison, TX 7501
Attention:	Irene Rummel
Phone:	214-953-9313
Fax:	214-969-9332
E-mail: irene.rummel@fortiscapitalusa.com

NATEXIS BANQUES POPULAIRES
as a Bank

By:	/s/ David Pershad
Name:	David Pershad
Title:	Vice President

By:	/s/ Stephen A. Jendras
Name:	Stephen A. Jendras
Title:	Vice President

1251 Avenue of the Americas 34th Floor New York, NY 10020
Attention:	David Pershad
Phone:	212-872-5015
Fax:	212-354-9095
E-mail: david.pershad@nyc.nxbp.com